Exhibit 10.23

RETENTION PAYMENT AND SEPARATION BENEFITS

ATTACHMENT

a.              Retention Payment. Oxy will pay you an amount equal to 2 times your then yearly base salary in one lump sum cash payment at the date that is one year after the new CEO commences employment.

b.              Separation Benefits. If, prior to December 31, 2014, Oxy terminates you without cause, then, subject to your timely execution of waivers and releases of the type required by Oxy’s Notice and Severance Pay Plan, you will receive in addition to your Retention Payment, at your separation date or the time otherwise provided below:

1.	Separation pay at your then current base salary for 24 months;

2.	Your target annual bonus amount for the year of separation; and

3.	The same medical and other benefits (other than Notice and Severance Pay) as are received by employees terminated pursuant to Oxy’s Notice and Severance Pay Plan.

Payments of your separation pay under Paragraph b.1 shall be made monthly beginning the month after separation; provided, however, that to the extent required by Section 409A of the U.S. Internal Revenue Code and the regulations promulgated thereunder (“Section 409A”), the payment of certain amounts will be delayed until the seventh month that begins after your separation date. Payment under Paragraph b.2 will be made as soon as practicable after the date you become entitled to the payment under this provision or at the time provided for in any underlying compensation arrangement or plan if required for compliance with Section 409A. Although not guaranteed by the Company, payments under this attachment are intended to be exempt or compliant with Section 409A, and the attachment will be interpreted accordingly. Payments under this attachment will be subject to all applicable tax and tax-related items withholding requirements. In addition, the separation payments to be paid pursuant to this attachment will not exceed the amount permitted under Oxy’s Golden Parachute Policy unless such separation payments are approved by a vote of Oxy’s stockholders.

c.               Other Benefits. The foregoing is not intended to be a comprehensive listing of the benefits to which you may be entitled at the time of your separation, including your rights under any outstanding incentive awards. In addition, the Executive Compensation and Human Resources Committee may, in its sole discretion, decide to provide additional separation benefits.